UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number  1-7255

                  AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                        1776 American Heritage Life Drive
                           Jacksonville, Florida 32224
                                 (904) 992-1776
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

 FELINE PRIDES, issued by American Heritage Life Investment Corporation and AHL
                 Financing, a Delaware Statutory Business Trust
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     |X|                Rule 12h-3(b)(1)(i)      [ ]
         Rule 12g-4(a)(1)(ii)    [ ]                Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)    [ ]                Rule 12h-3(b)(2)(ii)     [ ]
                                                    Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice record
date:   1
      ------

Pursuant to the requirements of the Securities Exchange Act of 1934, American Heritage Life Investment Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:    November 5, 1999           By:    /s/ James P.  Zils
                                              ----------------------------
                                               James P. Zils
                                               Treasurer